Exhibit 10.3

NORTHWEST AIRLINES CORPORATION

              STOCK INCENTIVE PLAN

Acknowledgment

of

Phantom Stock Unit Award

                Northwest Airlines Corporation (the “Company”) hereby acknowledges the grant to the participant named below (the “Participant”) pursuant to the Northwest Airlines Corporation                 Stock Incentive Plan (the “Plan”) of a phantom stock unit award (the “Award”) for the number of phantom stock units (“Units”) set forth below. The Award is subject to all of the provisions of the Plan and the terms and conditions set forth on the other side of this Acknowledgment.

Participant Information:

Participant:
Participant’s Address:

Participant’s Employee No.:
Participant’s SSN:

Phantom Stock Unit Award:

Date of Grant:

Number of Phantom Stock Units Subject to the Award:

Vesting Schedule:

Units vest as follows:                                                          so long as the Participant remains an active full-time employee of Northwest Airlines, Inc. (“Northwest”) on the applicable Vesting Dates. See paragraph 4 of the Terms and Conditions set forth on the reverse side of this Acknowledgement.

NORTHWEST AIRLINES CORPORATION

By:
Name:
Title:

NORTHWEST AIRLINES CORPORATION

            STOCK INCENTIVE PLAN

Terms and Conditions

1.               Incorporation of the Plan.  The Phantom Stock Unit Award is granted pursuant to and subject to all of the provisions of the Northwest Airlines Corporation         Stock Incentive Plan (the “Plan”) which are incorporated herein by reference.  The Award is also subject to the terms and conditions set forth herein and to all rules, regulations and interpretations promulgated by the Company pursuant to the Plan.

2.               Definitions.

                      “Common Stock” means the common stock, par value $.01 per share, of the Company.

                        “Disability” means a cessation of employment under circumstances where the Participant is eligible to receive a monthly disability benefit pursuant to the long-term group disability insurance program sponsored by Northwest, or would be eligible to receive such a benefit if he/she was a participant in said program.

                        “Fair Market Value” means, with respect to a share of Common Stock, the average closing sale prices of the Common Stock as reported on the NASDAQ National Market during the ten (10) day period preceding the applicable Vesting Date.

                        “Payment Date” means, with respect to Units that vest on any Vesting Date pursuant to the terms hereof, a date determined by the Company which shall be no later than ninety (90) days following the applicable Vesting Date.

                        “Unit” means a phantom stock unit, which represents, when vested, the right to receive a payment in cash on the applicable Payment Date equal to the Fair Market Value of a share of Common Stock.

                        “Vesting Date(s)” shall mean                                            .

3.               Phantom Stock Unit Award.  Effective as of the date of grant shown on the front side of this Acknowledgment (the “Grant Date”), the Company awarded to the Participant the number of Units set forth on the front side of this Acknowledgment upon the terms and conditions set forth herein.

4.               Vesting.  The rights of the Participant with respect to the Units remain forfeitable at all times prior to the date(s) on which such Units become vested in accordance with this paragraph 4. The Units will vest as follows:                                                                                               so long as the Participant remains an active full-time employee of Northwest on the applicable Vesting Date(s).

                        If the Participant’s employment terminates prior to any Vesting Date as a result of the Participant’s death or

                        Disability, the Participant will become vested on the effective date of such termination in a pro rata number of Units determined by multiplying the number of Units that would otherwise have vested on the next Vesting Date by a fraction, the numerator of which is the number of days in the current vesting period up to and including the effective date of such termination and the denominator of which is the total number of days in the current vesting period. All remaining Units and all Units applicable to any future vesting period will be canceled immediately upon such termination of employment and the Participant will automatically forfeit any rights to any unvested Units as of the date of such termination.  If the Participant’s employment terminates for any reason other than as a result of the Participant’s death or Disability, all unvested Units will be canceled immediately and the Participant will forfeit any rights to such Units as of the date of such termination.

5.               Payment of Units.  On each Payment Date, the Company will pay to the Participant an amount in cash equal to the Fair Market Value of all Units that have vested for the immediately preceding vesting period in accordance with paragraph 4 above, less the total amount of any taxes or other deductions that Northwest may be required to withhold by any federal, state or local government.

6.               No Payment of Dividends or Dividend Equivalents.  The Participant will not be entitled to receive dividends or dividend equivalents with respect to the Units.

7.               Non-transferable.  Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated (each a “Transfer”) other than by will or by the laws of descent and distribution and shall not be subject to execution, attachment or similar process. Any attempted Transfer of Units contrary to the provisions hereof shall be null and void and without effect.

8.               Termination of Employment.  The Company shall determine the effect of all matters and questions relating to terminations of employment, including without limitation all questions of whether particular leaves of absence or alternative work arrangements involving a diminution of work hours constitute a termination of employment.

9.               No Employment or Stockholder Rights.  Nothing herein shall confer upon the Participant any right to continue in the employ of Northwest or interfere in any way with the right of Northwest to terminate the employment of the Participant at any time.  The Participant shall not have any rights of a stockholder of the Company with respect to the Units.

10.         Unfunded Status.  All payments under this Program are made from the general assets of Northwest.  All Awards under this Program are unfunded, unsecured, general contractual obligations of Northwest.  The Program does not create any lien on, or security in, any property of Northwest or its subsidiaries.